NEWS                                 Thistle Group Holdings, Co.

RELEASE                              Contacts:  Jef McGill, CEO
                                                Pam Cyr, Chief Financial Officer
                                                6060 Ridge Avenue
                                                Philadelphia, PA  19128
                                     Phone:     215-483-3777
                                     Fax:       215-483-1038
                                     Web:       RMBgo.com



THISTLE GROUP HOLDINGS, CO. ANNOUNCES 56% INCREASE IN
QUARTERLY EARNINGS PER SHARE

Philadelphia, PA, April 21, 2003 - (NASDAQ:THTL) Thistle Group Holdings, Co., the holding company for Roxborough Manayunk Bank ("RMB"), (collectively, the "Company") today announced 2003 first quarter net income increased 21% to $1.4 million, or $.28 diluted earnings per share as compared to net income of $1.1 million or $.18 diluted earnings per share for the quarter ended March 31, 2002.

Earnings per share for the first quarter of 2003 increased 27% over the quarter ended December 31, 2002 from $.22 diluted earnings per share to $.28 diluted earnings per share. Set forth below is the Company's earnings information for the quarter ended March 31, 2003 as compared to the quarter ended December 31, 2002. (the "Linked Quarter Highlights")


                            LINKED QUARTER HIGHLIGHTS
                             (Dollars in Thousands)
-------------------------- ------------ ------------ ------------ -------------
                                 QTR         QTR     INCREASE     % INCREASE
                               3/31/03     12/31/02  (DECREASE)    (DECREASE)
-------------------------- ------------ ------------ ------------ -------------
Interest Income            $   10,622   $   10,636   $      (14)        (-.1%)
-------------------------- ------------ ------------ ------------ -------------
Interest Expense                5,562        5,736         (174)       (-3.0%)
-------------------------- ------------ ------------ ------------ -------------
Net Interest Income             5,060        4,900          160          3.3%
-------------------------- ------------ ------------ ------------ -------------
Provision for loan losses         397          202          195         96.5%
-------------------------- ------------ ------------ ------------ -------------
Non-interest Income             1,139          696          443         63.6%
-------------------------- ------------ ------------ ------------ -------------
Non-interest Expense            4,078        4,069            9           .2%
-------------------------- ------------ ------------ ------------ -------------
Net Income                      1,371        1,094          277         25.3%
-------------------------- ------------ ------------ ------------ -------------
Loans                         310,858      299,963       10,895          3.6%
-------------------------- ------------ ------------ ------------ -------------
Deposits                      505,026      492,880       12,146          2.5%
-------------------------- ------------ ------------ ------------ -------------
Stockholders' Equity           77,037       76,399          638           .8%
-------------------------- ------------ ------------ ------------ -------------

o Net income increased $277,000 primarily the result of a $603,000 increase in net interest income and non-interest income.

o Net interest income increased $160,000 primarily due to a decrease in interest expense. The average cost of funds decreased 20 basis points on a linked quarter basis.

o The provision for loan losses increased $195,000 primarily due to an increase in loans classified as substandard. The Company increased its allowance for loan losses as a percentage of loans to .84% from .75% on a linked quarter basis.

o Non-interest income for the quarter increased $443,000 primarily due to net gains on the sale of securities and an increase in trading revenues, which more than offset a writedown on real estate owned.

o Non-interest expense increased $9,000 due to a $156,000 increase in salaries and employee benefits and occupancy and equipment costs which were offset by a decrease in other expense as the prior quarter contained costs related to the repurchase of shares and a standstill agreement executed with a former stockholder.

o Loans receivable increased $10.9 million for the current quarter despite continued heavy prepayments. Originations and purchases of loans of $51 million for the quarter more than offset sales and repayments of $40 million.

o Deposits increased $12.1 million for the quarter. Core deposits (checking, money market, and passbook) increased $5.7 million and certificates of deposit increased by $6.4 million.


                      SUMMARY OF 2003 CONSOLIDATED RESULTS

Net income for the quarter ended March 31, 2003 was $1.4 million or $.28 diluted earnings per share as compared to net income of $1.1 million or $.18 diluted earnings per share for the quarter ended March 31, 2002.

Net interest  income for the quarter ended March 31, 2003 increased  $361,000 or
7.7 % over the quarter ended March 31, 2002.

Interest income for the quarter ended March 31, 2003 increased $94,000 over the quarter ended March 31, 2002, primarily due to an increase in the average balance of interest earning assets of $100.8 million, partially offset by a decrease in the average yield of 78 basis points. Interest expense for the quarter ended March 31, 2003 decreased $267,000 over the quarter ended March 31, 2002 due to a decrease in the average cost of funds of 69 basis points, partially offset by an increase in the average balance of interest-bearing liabilities of $104.4 million.

The provision for loan losses for the quarter ended March 31, 2003 increased $247,000 over the quarter ended March 31, 2002. The Company's allowance for loan losses as a percentage of loans decreased to .84% from 1.01%, a year ago, due mainly to one commercial real estate loan that was charged off and transferred to real estate owned.

Non-interest income for the quarter ended March 31, 2003 increased $537,000 over the quarter ended March 31, 2002 primarily due to net gains on the sale of securities of $586,000, which more than offset a $144,000 writedown on real estate owned.

Non-interest expense for the quarter ended March 31, 2003 increased $296,000 over the quarter ended March 31, 2002 due mainly to increases in salaries and employee benefits and occupancy and equipment costs of $157,000 and $88,000, respectively. Such costs represent the addition of personnel and normal salary increases as well as increases in maintenance and depreciation expense. In addition, the current year quarter included $134,000 of interest expense on redeemable preferred securities not present in the prior year quarter.

Total assets decreased $39.7 million to $817.7 million at March 31, 2003, from $857.4 million at December 31, 2002. Trading securities decreased $34.5 million which, also resulted in a corresponding decrease in the payable to brokers and dealers. Loans increased $10.9 million funded by an increase in deposits of $12.1 million. Mortgage-backed securities decreased $16.1 million. These repayments were used to reduce FHLB overnight advances of $15.0 million. Stockholders' equity increased $638,000 primarily due to net income of $1.4 million partially offset by a decrease in accumulated other comprehensive income of $486,000 and dividends paid of $474,000.


Statements contained in this news release which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

                           THISTLE GROUP HOLDINGS, CO.
              SELECTED UNAUDITED CONSOLIDATED FINANCIAL INFORMATION
            (Dollars in thousands, except per share data and ratios)


                                                                Three Months Ended
                                                                     March 31,
                                                               2003           2002 (B)
                                                            ------------     ------------
Operating Data:
Interest Income                                             $     10,622     $     10,528
Interest Expense                                                   5,562            5,829
Net Interest Income                                                5,060            4,699
Provision for loan losses                                            397              150
Non-interest income                                                1,139              602
Non-interest expense                                               4,078            3,782
Income before income taxes                                         1,724            1,369
Income tax expense                                                   353              238
Net income                                                         1,371            1,131
Earnings per share - basic                                  $       0.28     $       0.18
Earnings per share - diluted                                $       0.28     $       0.18
Total shares outstanding                                       5,269,225        6,546,655
Weighted average diluted shares outstanding                    4,967,371        6,196,791


                                                               3/31/03        12/31/02
                                                            ------------     ------------

Balance Sheet Data:
Total assets                                                $    817,676     $    857,422
Total securities                                                 427,198          479,524
Loans, net                                                       310,858          299,963
Total Liabilities                                                730,639          771,023
Deposits                                                         505,026          492,880
FHLB advances                                                    205,884          220,884
Redeemable preferred securities                                   10,000           10,000
Total equity                                                      77,037           76,399
Tangible book value per share                                      13.16            13.07
Book value per share                                               14.62            14.53

                                                                Three Months Ended
                                                                     March 31,
                                                               2003           2002 (B)
                                                            ------------     ------------
Selected Ratios:
Return on average assets (A)                                    .67%             .63%
Return on average equity (A)                                   7.13             5.22
Yield on average interest-earning assets (A)                   5.64             6.42
Cost of average interest-bearing liabilities (A)               3.07             3.77
Net interest rate spread (A)                                   2.57             2.65
Net interest margin (A)                                        2.80             3.00
Allowance for loan losses to total average loans                .84             1.01
Allowance for loan losses as a
  percent of non-performing loans                               292%              83%
Nonperforming loans to total loans                              .29             1.15
Nonperforming assets to total assets                            .30              .44


(A) Ratios for the three month periods ended are annualized and yields were adjusted for the effects of tax-free investments using the statutory tax rate.

(B) As required by SFAS No. 147, the Company retroactively ceased amortization of goodwill beginning January 1, 2002 and restated earnings for the quarter ended March 31, 2002. The Company previously reported net income for the quarter ended March 31, 2002 of $992, which included amortization net of tax of $149.

Thistle Group Holdings, Co. is a unitary thrift holding company headquartered in Philadelphia, Pennsylvania. Its principal subsidiary, Roxborough Manayunk Bank is a federally chartered stock savings bank serving customers through a growing network of Banking Offices in the counties of Philadelphia, Montgomery, Chester and Delaware in Pennsylvania and in Wilmington, Delaware and through its transactional Web site at www.RMBgo.com.